Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Panasonic Corporation:

We consent to the use of our reports dated June 30, 2010, except for Note 21, as to which the date is October 1, 2010, with respect to the consolidated balance sheets of Panasonic Corporation as of March 31, 2010 and 2009, and the related consolidated statements of operations, equity and cash flows for each of the years in the three-year period ended March 31, 2010, and the related financial statement schedule, included herein and to the reference to our firm under the headings “Experts” in the prospectus.

Our report dated June 30, 2010 contains an explanatory paragraph that states that the Company changed its method of accounting for noncontrolling interests with the adoption of Financial Accounting Standards Board Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (codified in FASB Accounting Standards Codification Topic 810, Consolidation), its method of accounting for business combinations with the adoption of Financial Accounting Standards Board Statement No.141R, Business Combinations (codified in FASB Accounting Standards Codification Topic 805, Business Combinations), and its method of computing depreciation effective April 1, 2009.

/s/ KPMG AZSA LLC

KPMG AZSA LLC

Osaka, Japan

October 1, 2010